Exhibit 23.4

September 7, 2006

Mr. Nehemia Kaufman, CFO
B.O.S Better Online Solutions Ltd.
Teradyon, Misgav
Israel

Dear Mr. Kaufman:

Re: Consent letter

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related prospectus of BOS Better Online Solutions Ltd. for the registration of up to 645,720 ordinary shares.

/S/ Variance Economic Consulting Ltd.

Variance Economic Consulting Ltd.